EXHIBIT 10.20


                              THINK NEW IDEAS, INC.
                         45 WEST 36TH STREET, 12TH FLOOR
                            NEW YORK, NEW YORK 10018

                                  May 24, 1999


                                                             VIA FEDERAL EXPRESS

Ms. Susan Goodman
225 West 86th Street
New York, New York 10024


Re:      Employment Agreement of June 30, 1996 (the "Employment Agreement")

Dear Susan:

      This is to confirm to you that, pursuant to Section 2 of that certain Employment Agreement, dated June 30, 1996, between you and THINK New Ideas, Inc. (the "Company"), the Company has agreed to extend your employment with the Company for a period of one year (the "Extension Period") commencing upon expiration of the current term of your employment at the close of business on June 30, 1999 at an increased annual salary of $350,000 (representing the aggregate of $29,167 in Monthly Compensation, as defined in Section 4(a) of the Employment Agreement). The Company has further agreed that you shall continue to be a member of executive management, with such title and any other form of compensation as may be determined by management. The Employment Agreement will remain in effect for the Extension Period unmodified except as specifically set forth herein.

      Please know that your service and contribution to the Company is sincerely appreciated.

                                                   Very truly yours,

                                                   /s/ Kenneth Orton

                                                   Kenneth Orton on behalf
                                                   of the Compensation Committee

cc: Mr. Ronald Bloom
    Mr. Melvin Epstein
    Cindi Lefari, Esq.
    Victoria A. Baylin, Esq.